Exhibit 99.1

[SEACHANGE LOGO]

NEWS RELEASE

For more information:	Media: John Coulbourn SeaChange International 978/897-0100 x3098 johnc@schange.com	Investor Relations: Martha Schaefer SeaChange International 978/897-0100 x3030 mschaefer@schange.com

SEACHANGE INTERNATIONAL CONFIRMS

SECOND QUARTER FISCAL 2006 RESULTS

MAYNARD, Mass. (September 6, 2005) – SeaChange International, Inc. (Nasdaq: SEAC) today confirmed its financial results for its second quarter of fiscal 2006 ended July 31, 2005, which the Company had previously announced on August 23, 2005. These results follow the completion of its analysis with respect to its preferred equity investment into Casa Systems, Inc.

As previously reported, revenues for the quarter were $26.2 million compared to revenues of $43.0 million in the second quarter of fiscal 2005, a 39% decrease. The Company recorded a net loss of $6.6 million, or $0.23 per diluted share, for the second quarter of fiscal 2006 versus net income of $3.3 million, or $0.12 per diluted share, for the second quarter of fiscal 2005.

During the quarter, the Company invested $8.3 million in Casa Systems, Inc. representing a 19.8% ownership interest. SeaChange reviewed the financing agreements and the supply agreements with Casa and determined that while Casa was a Variable Interest Entity as defined by the accounting guidance of FIN No. 46R, the Company is not the primary beneficiary in Casa. Consequently, SeaChange accounted for this investment under the cost method of accounting. No charges for in-process research & development or other matters were required in connection with this investment.

The Company plans to file its Form 10-Q for the second quarter on or before Friday, September 9.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current

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expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with C-COR (as successor to nCube Corp.); content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors That May Affect our Business” in the Company’s Annual Report on Form 10-K filed with the Commission on April 15, 2005. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

About SeaChange International, Inc.

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

MediaCluster and SeaChange are registered trademarks of SeaChange International, Inc.

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SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Six months ended
	July 31,	July 31,	July 31,	July 31,
	2005	2004	2005	2004
Revenues	$26,195	$43,027	$57,707	$84,666
Cost of revenues	17,014	23,247	35,018	46,100

Gross profit	9,181	19,780	22,689	38,566

Operating expenses:
Research and development	8,459	7,128	16,339	14,202
Selling and marketing	4,584	4,450	9,590	8,625
General and administrative	3,808	2,640	6,480	5,324

	16,851	14,218	32,409	28,151

Income (loss) from operations	(7,670)	5,562	(9,720)	10,415
Interest income, net	522	383	1,083	905

Income (loss) before income taxes and equity income (loss) in earnings of affiliates	(7,148)	5,945	(8,637)	11,320
Income tax (benefit) expense	(544)	2,378	(1,125)	4,516
Equity income (loss) in earnings of affiliates	48	(223)	378	(253)

Net income (loss)	$(6,556)	$3,344	$(7,134)	$6,551

Basic income (loss) per share	$(0.23)	$0.12	$(0.25)	$0.24

Diluted income (loss) per share	$(0.23)	$0.12	$(0.25)	$0.23

Weighted average common shares outstanding-
Basic	28,286	27,490	28,232	27,415

Diluted	28,286	28,745	28,232	28,776

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SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31,	January 31,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$44,214	$93,561
Marketable securities	16,650	26,052
Accounts receivable, net	21,014	25,047
Inventories	22,953	19,458
Prepaid expenses and other current assets	10,235	9,750

Total current assets	115,066	173,868

Property and equipment, net	25,754	15,814
Marketable securities	20,840	14,299
Investments in affiliates	15,782	4,661
Intangibles, net	14,289	480
Goodwill	11,169	1,882
Other assets	5,056	1,301

	$207,956	$212,305

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$22,077	$23,009
Current portion of line of credit and obligations under capital leases	—	209
Customer deposits	6,631	165
Deferred revenue	19,167	21,342
Income taxes payable	1,250	2,575

Total current liabilities	49,125	47,300

Long-term debt and other long-term liabilities	318	—

Common stock and other equity	175,496	174,737
Accumulated deficit	(16,589)	(9,455)
Accumulated other comprehensive loss	(394)	(277)

Total stockholders’ equity	158,513	165,005

	$207,956	$212,305

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